Exhibit 99.5

Trading Data

Name	Trade Date	Buy/Sell	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Pershing Square, L.P.	August 24, 2012	Buy	2,422,247	$19.63	N/A	$47,551,130	Common Stock	N/A

Name	Trade Date	Buy/Sell	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Pershing Square II, L.P.	August 24, 2012	Buy	77,753	$19.63	N/A	$1,526,369	Common Stock	N/A

Name	Trade Date	Buy/Sell	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
PSRH, Inc.	August 24, 2012	Sell	7,569,727	$19.73	N/A	N/A	Cash-Settled Total Return Swap	August 29, 2012
PSRH, Inc.	August 24, 2012	Buy	7,569,727	$19.75	N/A	N/A	Cash-Settled Total Return Swap	August 25, 2014